Exhibit 99.1

Vicor Appoints Chief Financial Officer

April 6, 2021

ANDOVER, Mass., April 06, 2021 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today announced the appointment of James F. Schmidt as Chief Financial Officer, effective June 1, 2021. Mr. Schmidt will join the Vicor Board of Directors and serve as the company’s Treasurer and Secretary.

Mr. Schmidt joins Vicor from Analog Devices after a 35-year career which started in a wafer fab and included leadership positions in Finance, Engineering, Operations and Sales. Mr. Schmidt has a BS in Chemical Engineering from the University of Cincinnati and an MBA from the University of North Carolina at Greensboro.

Vicor’s CEO Patrizio Vinciarelli commented, “We are pleased to have Jim join our team ahead of further expansions in our operational footprint. Jim’s broad-based background and experience make him uniquely qualified to help us achieve operational excellence, as well as gross margin and profitability levels that more fully reflect the value of our enabling power system technology.”

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About Vicor Corporation

Vicor Corporation, the leader in high-performance power modules, solves the toughest power challenges for our customers, enabling them to innovate and maximize system performance. Our easy-to-deploy power modules provide the highest density and efficiency enabling advanced power delivery networks from the power source to the point of load. Headquartered in Andover, Massachusetts, Vicor serves customers worldwide with unequaled power conversion and power delivery technologies. www.vicorpower.com

Vicor is a trademark of Vicor Corporation.

Contact

Stephen Germino

Director of Media Relations

978 749-8243

sgermino@vicorpower.com

Source: Vicor Corporation